EXHIBIT 10.3
CENTURI HOLDINGS, INC.
DIRECTOR COMPENSATION POLICY
(Approved by the Board of Directors on April 30, 2026)

The following sets forth the compensation program for non-employee members of the Board of Directors (the “Board”) of Centuri Holdings, Inc. (the “Company”), effective April 30, 2026. Capitalized terms used herein but not defined shall have the same meaning ascribed to them in the Company’s Omnibus Incentive Plan (the “Plan”).
Directors who are also full-time employees of the Company or any of its subsidiaries are not entitled to additional compensation for serving on the Board, and references to “director” below include only members of the Board who are not full-time employees of the Company or any of its subsidiaries.
At each director’s option, and subject to the terms and conditions of an agreement between the Company and the director, the cash retainer and equity compensation described below may be deferred pursuant to the Company’s Directors Deferred Compensation Plan.
Cash Retainers
Annual cash retainers in the following amounts shall be paid on a quarterly basis in advance. The respective cash retainer listed below for the Chair of the Board and each of the Committee Chairs is in addition to the base cash retainer paid to each director. Any new or departing director that serves on the Board or serves as a Board or Committee Chair for any portion of a calendar quarter shall receive the full amount of the quarterly cash retainer, regardless of whether the director serves the entire calendar quarter.
•Base Retainer for Directors: $100,000
•Additional Retainer for Chair of the Board: $125,000
•Additional Retainer for Audit Committee Chair: $25,000
•Additional Retainer for Compensation Committee Chair: $15,000
•Additional Retainer for Nominating and Corporate Governance Committee Chair: $15,000
Based upon the approved Board and Committee regular meeting calendars, meeting fees will only be paid if the number of meetings exceeds the regularly scheduled meetings by three or more. A fee of $1,650 per meeting will be paid to each director or Committee member starting with the third additional meeting. Excess meeting fees will be paid in arrears after the end of each year.
Equity Compensation
The value of $145,000 shall be granted annually to each director in the form of restricted stock units under the Plan on the date of each annual meeting of stockholders of the Company, with such restricted stock units beginning to vest on the same date and vesting one day before the next annual meeting of stockholders of

EXHIBIT 10.3
the Company (the “Annual Equity Compensation”). The number of restricted stock units granted shall be determined by dividing the dollar value of the Annual Equity Compensation by the volume-weighted average price of a Share for the 20 consecutive trading days ending on the trading day before the grant date (i.e., the date of the annual meeting of stockholders). The Annual Equity Compensation shall be approved at a regularly scheduled Compensation Committee meeting and Board meeting ahead of the grant date, subject to the Continuous Service of the director through the grant date. For the avoidance of doubt, a director will need to remain a member of the Board through the grant date to receive the full amount of the corresponding Annual Equity Compensation; a director who ceases to be a member of the Board during the period between the Board approval date and the grant date will forfeit the approved Annual Equity Compensation in full.
When a director is appointed to the Board during the period between two Annual Equity Compensation grant dates, the director will receive a catch-up equity compensation grant in restricted stock units (the “Catch-up Compensation”). The Catch-up Compensation will be approved at the same time as the approval of the director’s appointment to the Board and granted on the same date as the effective date of the director’s Board appointment. The restricted stock units granted for the Catch-up Compensation will begin to vest on the grant date and vest one day before the next annual meeting of stockholders of the Company. The number of restricted stock units granted for the Catch-up Compensation will be determined by prorating the number of restricted stock units granted for the most recent Annual Equity Compensation based on the number of months of Board service from the director’s date of appointment through the date of the next annual meeting of stockholders of the Company as a fraction of the total number of months between the last annual meeting of stockholders of the Company and the next. The Compensation Committee and the Board have the discretion to round any fractional month up or down and otherwise use approximations in the proration calculations. As stipulated in the Plan, all equity grants to directors, including their amounts and terms, are subject to the discretion of the Compensation Committee and the Board, and the Compensation Committee and the Board reserve the discretion to effectuate the Catch-up Compensation via equity grants with terms different from those described above, provided that substantially similar results will be achieved.
The Award Agreements evidencing the Annual Equity Compensation and Catch-up Compensation will further specify the treatment of unvested restricted stock units in the case of a director’s termination before the vesting date.
Limits on Board Compensation
The aggregate grant date fair value of Awards that may be granted during any calendar year to any director, when combined with cash compensation paid by the Company to such director with respect to the same calendar year (whether or not such cash compensation is deferred), shall not exceed $750,000; provided, that the limit set forth in this sentence shall be $1,000,000 in the calendar year in which a director commences service on the Board. This limit is specified in the Plan and will not be increased except with stockholder approval.
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